Exhibit 10.2

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) effective as of January 11, 2014 (“Effective Date”), is by and between Heath Clarke (“Consultant”) and LOCAL CORPORATION, a Delaware corporation (the “Company”).

WHEREAS, Consultant and Company have entered into that certain Separation and General Release Agreement dated January 10, 2014 (the “Separation Agreement”);

WHEREAS, Consultant and Company are entering into this Agreement in accordance with the terms of the Separation Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the terms and conditions set forth below, the Parties agree as follows:

Agreement

1.	Terms of Service, Term and Compensation.

a.	Consultant’s start date will be January 11, 2014 and continue until January 10, 2015. This Agreement will automatically terminate on January 10, 2015.

b.	Consultant agrees to render consulting services (“Services”) to the Company for the term of this Agreement. Consultant’s duties shall include, but are not limited to, those duties set forth in Exhibit A hereto and such other duties as the Company may from time to time reasonably prescribe. Consultant also agrees to submit to the Company, in written form or other tangible form, any deliverables or results of Consultant’s work under this Agreement and all documentation of work performed under this Agreement upon request and in a timely manner. Consultant shall report directly to the Chairman of the Board of Directors of the Company and shall provide his services in accordance with the instructions of the Chairman of the Board, unless otherwise designated by the Board of Directors of the Company.

c.	Consultant sole compensation for the Services shall be the expedited payment of the Severance Payment, as provided for in the Separation Agreement, except as otherwise provided for in Exhibit A attached hereto. In the event the Employee shall materially fail to meet Employee’s obligations under this Agreement, Consultant agrees that any portion of the Severance Payment (as defined in the Separation Agreement) that remains due and owing to Consultant shall be forfeited by Consultant as a reasonable reimbursement by the Consultant to the Company for failure to provide the Services set forth in this Agreement. All long-distance travel and lodging (expressly excluding commuting expenses) will be coach class or equivalent (unless cross country, which will be business class or equivalent) and must be authorized by the Company in advance. The foregoing represents Consultant’s sole compensation for rendering Services to the Company.

d.	If requested, Consultant shall provide the Company with monthly invoices detailing consulting hours. Consultant shall provide the Company with expense reimbursements that Consultant believes due under this Agreement, and itemize and provide receipts for expenses upon request. The Company agrees to pay approved invoices within 10 days of receipt.

e.

Consultant will hold all Confidential Information (as defined below) of Company in strict confidence and will not disclose any Confidential Information to any third party. Consultant will not use any Confidential Information of the Company for the benefit of himself or any third party or for any purpose other than performing his obligations under this Agreement. Consultant will use the same degree of care that it uses to protect his own confidential and proprietary information of similar nature and importance (but in no event less than reasonable care) to protect the confidentiality and avoid the unauthorized use, disclosure, publication or dissemination of the Confidential Information of the Company. “Confidential Information”

LOCAL CORPORATION	HEATH CLARKE

means any and all information disclosed by Company to Consultant, directly or indirectly, in writing, orally, electronically, or in any other form, that is designated, at or before the time of disclosure, as confidential or proprietary, or that is provided under circumstances reasonably indicating that the information is confidential or proprietary, including, without limitation, trade secrets, Company lists, business plans, technical data, product ideas, personnel, contract and financial information, and the terms of this Agreement. Notwithstanding the foregoing, Confidential Information does not include information that: (a) is or becomes generally available to the public through no breach of this Agreement or any other agreement by Consultant; (b) is or was known by the Consultant at or before the time such information was received from the Company, as evidenced by Consultant’s tangible (including written or electronic) records; (c) is received from a third-party that is not under an obligation of confidentiality to the knowledge of the Consultant with respect to such information; (d) is independently developed by Consultant without any breach of this Agreement, as evidenced by Consultant’s contemporaneous tangible (including written or electronic) records; or (e) is approved for release in advance in writing by the Company, as applicable. If the disclosure of Confidential Information is required by law, Consultant shall promptly notify the Company in advance of such required disclosure and use his best efforts to minimize the scope of such disclosure.

f.	During the term of this Agreement and for one (1) year thereafter, Consultant will not encourage or solicit any employee or consultant of the Company to leave the Company for any reason.

g.	Consultant represents that performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to the execution of this Agreement. Consultant has not entered into, and Consultant agrees not to enter into, any agreement either written or oral that conflicts or might conflict with Consultant’s performances of the Services under this Agreement.

2.	Consultant agrees that this Agreement may be terminated by Company at any time, for any reason, with or without cause, by giving written notice to Consultant; termination to be effective upon Consultant’s receipt of notice. Notwithstanding the foregoing, Consultant’s options shall continue to vest as though the Agreement remained in force through the term of the Agreement, and vested options shall remain exercisable for a period of one year after the original term of the Agreement.

3.	Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other similar statutory obligations, including, but not limited to, Workers’ Compensation Insurance. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations. Consultant shall also comply with the requirements for insurance set forth on Exhibit B attached to this Agreement. Consultant shall provide the Company with a certificate of such insurance upon request.

4.	Consultant has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company, unless authorized in writing by the Company on a case by case basis.

5.	Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall comply with all applicable laws and Company safety rules in the course of performing the services. If Consultant’s work requires a license, Consultant has obtained that license and the license is in full force and effect.

6.	Consultant will indemnify and hold Company harmless, and will defend Company against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property arising, directly or indirectly, from acts or omissions of Consultant, or breach of any term or condition of this Agreement. Company will indemnify and hold Consultant harmless, and will defend Consultant against any and all loss, liability, damage, claims, demands or suits and related costs and expenses to persons or property arising, directly or indirectly, from acts or omissions of Company, or breach of any term or condition of this Agreement.

LOCAL CORPORATION	HEATH CLARKE

7.	Consultant agrees all obligations of indemnification and confidentiality under this Agreement shall continue in effect after termination of this Agreement, and the Company is entitled to communicate Consultant’s obligations under this Agreement to any future client or potential client of Consultant.

8.	Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. Consultant further agrees that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required and the balance of the Agreement shall be interpreted as if such portion(s) were so limited or excluded and shall be enforceable in accordance with its terms.

9.	This Agreement shall be binding upon Consultant, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that it shall not be assignable by Consultant.

10.	This Agreement contains the entire understanding of the parties regarding its subject matter and can only be modified by a subsequent written agreement executed by the General Counsel of the Company.

11.	All notices required or given herewith shall be addressed to the Company or Consultant at the designated addresses shown below by registered mail, special delivery, or by certified courier service. Additionally, Company may terminate this Agreement by providing email notice to the email address set forth below:

a.	To Company:	b.	To Consultant:

	LOCAL CORPORATION		HEATH CLARKE
	Attn: General Counsel		3334 East Coast Hwy #315
	7555 Irvine Center Drive		Corona del Mar, CA 92625
	Irvine, CA 92618		heathbc888@gmail.com

12.	If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursement, in addition to any other relief to which the party may be entitled.

CONSULTANT HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS THAT IT IMPOSES UPON CONSULTANT WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO CONSULTANT TO INDUCE CONSULTANT TO SIGN THIS AGREEMENT. CONSULTANT SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY CONSULTANT.

Accepted and Agreed to:		Accepted and Agreed to:

LOCAL CORPORATION		HEATH CLARKE

By:	/s/ Frederick G. Thiel	By:	/s/ Heath Clarke
Title:	Chairman	Title:
Date:	January 11, 2014	Date:	January 11, 2014

LOCAL CORPORATION	HEATH CLARKE

EXHIBIT A

DUTIES OF CONSULTANT

Duties:

Consultant shall provide up to thirty-five (35) hours of Services per month (such months beginning on the 11th of each month and ending on the 10th of the following month) during the term of this Agreement, on such schedule as may be mutually agreed to in writing by the Chairman of the Board of Directors of the Company and the Consultant, with reasonable advance written notice (email sufficing). If any hours are not utilized or requested in writing (email sufficing) during the term of the Agreement, they shall be forfeited by the Company. The Services will include such executive transition services as the Chairman of the Board of Directors deems necessary or appropriate.

Fees:

Notwithstanding the limitation on Fees set forth in the Agreement, in the event the Consultant’s performance of the Services would exceed the hours set forth above, Consultant shall provide written notice to Company of such overage and if Company nevertheless engages Consultant to provide such Services, Consultant shall receive $150 per hour for any preapproved hours worked by Consultant in excess of the 35-hour monthly threshold set forth above.

Additionally, Consultant’s options shall continue to vest throughout the term of the Agreement, and vested options shall remain exercisable for a period of one year after the original term of the Agreement.

Company shall provide Consultant with a Local email address to facilitate Consultant’s performance under this Agreement.

LOCAL CORPORATION	HEATH CLARKE

EXHIBIT B

INSURANCE REQUIREMENTS

None.

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